Exhibit 10.3
Renegy Holdings, Inc.
60 E. Rio Salado Parkway, Suite 1012
Tempe, AZ 85281
August 13, 2008
Robert M. Worsley
Christi M. Worsley
Robert M. Worsley and Christi M. Worsley
             Revocable Trust
3418 N. Val Vista Drive
Mesa, Arizona 85213
Dear Bob and Christi:
The purpose of this letter is to set forth our understanding regarding the obligations under your agreements with Renegy Holdings, Inc. (the “Company”) relating to the payment of Project Costs (as defined in the Credit Agreement dated as of September 1, 2006, as amended, among Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, CoBank, ACB, as Administrative Agent and Collateral Agent, the LC Issuer as defined therein, and the Lenders party thereto (the “Credit Agreement”), and as modified by the Overrun Guaranty dated as of October 1, 2007 by and between each of you and the Company (the “Overrun Guaranty”), and as modified by the letter agreement dated February 12, 2008 between each of you and the Company (the “Letter Agreement”).
Since the date of the Letter Agreement, additional costs have been incurred in connection with the Plant; there is uncertainty as to what portion of such additional costs are properly characterized as Project Costs, or as Project Costs necessary to achieve “Commercial Operation,” pursuant to the Letter Agreement and the Overrun Guaranty, the Credit Agreement, and the Contribution and Merger Agreement dated as of May 8, 2007, as amended, by and among you, the Company, and certain affiliated parties (the “Contribution and Merger Agreement”) (as such agreements are modified by the Letter Agreement).
The Company has received notification from the Arizona Public Service Company that the conditions precedent set forth in the definition of “Commercial Operation Date” in the Amended and Restated Transaction Confirmation, effective August 16, 2006 (the “APS Agreement”), have been satisfied or expressly waived by the parties as of June 10, 2008, and therefore such date is the Commercial Operation Date for the Plant for purposes of the APS Agreement. The Salt River Project Agricultural Improvement and Power District also confirmed that the “commercial operation date” had been achieved as of June 10, 2008 under the Second Amended and Restated Renewable Energy Purchase and Sale Agreement, dated as of August 18, 2006 (the “SRP Agreement”), and therefore such date is the Delivery Commencement Date for purposes of the SRP Agreement.

The Company and the Special Committee have agreed to the following and would like to confirm your acceptance of these provisions:
1. “Commercial Operation” as defined in the Overrun Guaranty and Credit Agreement has been achieved as of June 10, 2008.
2. The additional costs incurred in connection with the Plant since the date of the Letter Agreement and through June 30, 2008 are approximately $8,000,000 (“Additional Costs”).
3. All of your remaining obligations to the Company to guarantee payment of the remaining Project Costs under the Overrun Guaranty, the Contribution and Merger Agreement and the Letter Agreement, shall be deemed satisfied in full by each of you as follows.
A.	Your payment to the Company of $5,000,000 in cash, which you previously made on March 4, 2008.

B.	Your satisfaction, on behalf of the Borrowers (as defined in the Credit Agreement), of the Borrowers’ obligation to fund the DSR Account (as defined in the Credit Agreement) in accordance with the requirements of the Credit Agreement, up to and in the amount of $2,762,342 on or prior to the Term-Conversion Date (as defined in the Credit Agreement), and for such time as the Credit Agreement shall remain in effect, less any DSR Reductions, as defined below. You may satisfy the foregoing obligations by providing a letter of credit as specifically provided in the Credit Agreement.
4. Your obligation with respect to the funding of the DSR Account shall be reduced pursuant to Section 3.B above by an amount (the “DSR Reduction”) equal to, as of the end of each month, 70% of the product obtained by multiplying (A) the number of megawatt-hours produced from operation of the Plant in excess of 576 megawatt-hours (“MWh”) on any given day during such month, and (B) the rate paid by APS under the APS Agreement per MWh during such month. The calculation and DSR Reduction (if any) shall be calculated monthly on or about the 10th day of each month for the preceding month.
5. You have advanced to the Company additional amounts of $600,000 on June 30, 2008 and $400,000 on July 7, 2008 (collectively, the “Advanced Amounts”). The Advanced Amounts shall be evidenced by a Promissory Note in the form attached hereto as, and containing such terms (including conversion into equity of the Company) as is set forth in, Exhibit A.

6. 824,341 (representing 5,770,386 as adjusted pursuant to the terms of the Warrants) of the common stock Warrants issued to you on October 1, 2007 shall be vested as of June 10, 2008 as a result of the achievement of Commercial Operation of the Plant prior to July 1, 2008 in accordance with the terms of the Project Documents and there not having occurred an Event of Default (as defined in the Credit Agreement) or an other material breach or default by any of the Companies, and there being no events or circumstances existing that could reasonably be expected to constitute, or result in, an Event of Default or other material breach or default, under the Project Documents.
7. You agree to use commercially reasonable efforts to make available to the Company one or more loans (each, a “Loan”) in the aggregate principal amount of $4,000,000 (the “Debt Line”). The Company may elect to draw on all or any portion of the Debt Line at any time during the period commencing October 1, 2008 through the earlier of (a) December 31, 2009, or (b) the date upon which the Company completes an Equity Funding Event (as defined in the Promissory Note in the form attached hereto as Exhibit A). Draws shall be in increments of $100,000 and you agree to fund such loan within 10 days of such election. Once repaid, Loans may not be reborrowed. The Company may prepay any portion of the Loans without premium or penalty. Each of such loans shall contain such other terms (including with respect to conversion into equity of the Company) and be documented by means of a Promissory Note in the form attached hereto as Exhibit A.
8. If you default on the terms of this Agreement, your obligations under this Agreement shall not be subject to either the Basket or the Cap in the Contribution and Merger Agreement. Any claims the Company may make for breach of this Agreement may not be satisfied by stock of the Company and shall be satisfied by you solely in cash, or in the case of Section 3.B as otherwise provided in the Credit Agreement.
9. You agree that this Agreement is personal to you and that it is not assignable without the written consent of the Company. The Company shall have the right to assign the rights, benefits and obligations of this agreement to its successors and assigns.
10. You agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without limiting the availability of any other remedies, each of the parties to this agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Notwithstanding the foregoing this Section 10 shall not apply to the covenants contained in Section 7 hereof.

Once agreed and accepted by you, this letter agreement shall be an enforceable amendment to the Contribution and Merger Agreement, the Overrun Guaranty, and the Letter Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. You agree that there is sufficient consideration for this agreement. Except as specified in this letter agreement, all terms and conditions of the Letter Agreement, the Contribution and Merger Agreement, and the Overrun Guaranty shall remain in full force and effect; provided that notwithstanding the foregoing, the parties agree that upon execution of this agreement, there are no further future obligations to be performed under the Overrun Guaranty. Unless otherwise defined herein, all capitalized terms in this letter agreement shall have the same meanings as set forth in the Contribution and Merger Agreement, the Overrun Guaranty and the Letter Agreement.
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Very truly yours,

/s/ Ricardo Levy

Ricardo Levy, Chair of the Special
Committee of the Board of Directors

Renegy Holdings, Inc.

/s/ Robert Zack

Robert Zack
Chief Financial Officer
Accepted and agreed as of this
13th day of August, 2008

/s/ Robert M. Worsley Robert M. Worsley

/s/ Christi M. Worsley Christi M. Worsley
Robert M. Worsley and Christi M. Worsley Revocable Trust

/s/ Robert M. Worsley	/s/ Christi M. Worsley

Robert M. Worsley, Trustee	Christi M. Worsley, Trustee